Exhibit 10.1

SEPARATION AND TRANSITION ADVISORY SERVICES AGREEMENT

This Separation and Transition Advisory Services Agreement (this “Agreement”) by and between Kelly Services, Inc., a Delaware corporation (the “Company”), and Peter W. Quigley (the “Executive”) (collectively, the Company and the Executive are referred to as the “Parties”), is dated as of November 12, 2025.

RECITALS

WHEREAS, the Executive has been employed by the Company as President, Chief Executive Officer and, in connection therewith, the Executive and the Company entered into the Executive Incentive Plan, dated as of February 15, 2017 (the “EIP”), and Short-Term Incentive Plan (the “STIP”).

WHEREAS, the Parties have reached a mutual agreement relating to the Executive’s resignation/retirement as an officer, including the Executive’s non-competition, non-solicitation, and transition advisory services, and they wish to set forth their mutual agreements as to the terms and conditions as set forth herein; and

WHEREAS, the “Separation Date” referenced in this Agreement is April 30, 2026.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

TERMS OF AGREEMENT

1.	Transition from Officer Role and Continued Obligations.

a.	Transition of Role

Effective as of September 2, 2025 (the “Transition Date”), the Executive shall no longer serve as President, Chief Executive Officer of the Company. The terms and conditions of the Executive’s employment through October 31, 2025, shall be the same as those currently in effect. The 2025 STIP payment, if any, will be paid to Executive based on the first 10 months of his 2025 base salary in accordance with Plan documents.

Except as set forth herein, the Executive agrees that he has received all wages, fringe benefits (including without limitation by enumeration paid time off, expense reimbursement, and retirement plan contributions) and all other compensation and benefits owed to him by the Company through the date of the Agreement. The Executive also acknowledges and agrees that subsequent to the separation of his employment, he will not be eligible for any payments from the Company or any Company-paid benefits, except as expressly set forth in this Agreement.

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b.	Continued Obligations of the Company.

The Company shall continue to provide benefits to and reimburse the Executive as follows:

i.

The Company shall reimburse the Executive for all reasonable and necessary business expenses for participation in activities requested by the CEO and related to his duties as Chair of the Detroit Regional Chamber of Commerce, which position and duties continue until June 30, 2026. For the avoidance of doubt, such expenses shall include, but are not limited to, all reasonable and necessary business expenses related to the Executive’s attendance at the May 2026 Mackinac Policy Conference at the Grand Hotel on Mackinac Island, Michigan.

ii.	The Company shall continue to pay for the Executive’s home security system and his current cell phone and cell phone service until April 30, 2026.

iii.

The Executive shall remain eligible for and be entitled to the standard executive physical examination at the Company’s current expense through the Separation Date, which he will schedule prior to the Separation Date.

iv.

The Company shall keep in place and pay for the Executive’s current life insurance policy at the same levels of payout to beneficiaries to and through the Separation Date; provided that this is allowable under the Company’s plan and that any incremental cost to sustain the same levels of payout shall be borne by the Executive.

v.

Executive shall be entitled to reimbursement by the Company of all reasonable and necessary business costs and expenses he incurs at the request of the CEO including, but not limited to, travel-related expenses, for which he has previously and customarily been reimbursed, to and through the Separation Date.

2.	Restricted Shares.

The restricted shares awarded to the Executive (“RSAs”) shall vest through the Separation Date pursuant to the EIP and Executive’s award agreements and any shares not vested on the Separation Date shall be forfeited. Executive will not participate in the EIP for 2026 Plan year.

The performance shares awarded on March 21, 2023, February 13, 2024, and February 11, 2025, if earned based on 2023-2026 (prorated for 2026 for 4/12 months of services) performance, will vest pursuant to the EIP, except that shares that would otherwise vest after April 30, 2026, will cancel upon the Separation Date.

3.	Transition Advisory Services.

(a) During the period commencing on November 1, 2025, and ending on April 30, 2026 (the “Continuation Period”), the Executive shall remain an employee of the Company and make himself available to render transition advisory services to the Company as may be reasonably requested from time-to-time by the Company, at such times and locations as may be reasonably requested in advance by the Company. For purposes hereof, transition advisory services shall include the continuation of the Executive’s activities for the Company related to client, customer and community relations, employee retention, service as a director on the Company’s Board of Directors, for no additional compensation, and such other activities as reasonably requested by the Company.

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(b) In consideration for the Executive’s provision of advisory services, as well as all other terms of this Agreement, the Company shall pay the Executive $ 25,000.00 per month in equal installments on each current pay period, minus applicable deductions and withholdings, subject to the Executive’s compliance with the terms of this Agreement.

(c) During the Continuation Period, the Company shall continue to provide the Executive the benefits currently in effect at the Company’s expense. In addition, the Company shall promptly reimburse the Executive, pursuant to expense reimbursement procedures no less favorable than those in effect with respect to the Executive during the Executive’s employment as an officer with the Company, for all reasonable and necessary business expenses incurred by the Executive as set forth herein or at the request of the CEO during the Continuation Period.

4.	Separation.

The Executive shall be promptly reimbursed, pursuant to the expense reimbursement procedures in effect with respect to the Executive during the Executive’s employment with the Company, for all reasonable and necessary business expenses incurred by the Executive in connection with this employment with the Company prior to the Separation Date. The Executive’s rights with respect to any employee benefits that accrued prior to the Separation Date and not specifically addressed herein, shall be governed by the terms of the applicable employee benefit plan, program or arrangement, and the Executive shall be treated as a retired employee under all such plans, programs and arrangement. The Company shall take such action as may be reasonably requested by the Executive to facilitate the transfer of the life insurance policies on the Executive’s life to the Executive (or a trust or other person or entity designated by the Executive), provided that any such transfer does not result in an additional financial obligation for the Company. For the avoidance of doubt, the Executive shall not be entitled to any severance benefits in connection with the Executive’s termination of employment.

5.	The Executive’s Covenants.

Non-Competition/Non-Solicitation: Executive agrees that for a period of twelve (12) months after the Separation Date, the Executive shall not directly or indirectly, individually, or as a director, employee, officer, principal, agent, or in any other capacity or relationship, engage in any business or employment, or aid or endeavor to assist any business or legal entity that is in direct competition with the business of the Company as then being carried out (provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Executive may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)). The Executive acknowledges that Company has operations in all 50 states, the District of Columbia

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and at least twenty-nine other countries, that the Company’s strategic plan is to continue to expand its operations and presence both domestically and internationally and that the Executive’s services are integral to these operations and expansion plans. Consistent with the EIP provisions, the Executive also agrees to the non-solicitation, non-disparagement, and confidentiality terms. In the event of a violation of this Section, Company retains all rights to seek monetary damages against the Executive or to seek other equitable remedies against the Executive.

General Release: The Executive, on his own behalf and on behalf of his heirs, executors, administrators, successors and assigns, hereby releases and discharges the Company, and each of its present, former and future directors, partners, officers, employees, attorneys, insurers and agents thereof, and all their heirs, successors, assigns, and representatives (collectively, the “Company Releasees”), from any and all claims, causes of action, suits, debts, controversies, judgments, decrees, damages, liabilities, covenants, contracts and agreements, whether known or unknown, in law or equity, whether statutory or common law, whether federal, state, local or otherwise, including, but not limited to, any claims relating to, or arising out of any aspect of his employment with the Company the termination of such employment, including without limitation any and all claims arising under any federal, state, or local statute, including but not limited to:

The Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; 42 U.S.C. Section 1981 of the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment Retraining and Notification Act; the Family and Medical Leave Act of 1993; the Genetic Information Nondiscrimination Act; the National Labor Relations Act; and the Uniformed Services Employment and Reemployment Rights Act.

Nothing in this Agreement shall be construed to prevent the Executive from responding truthfully to a valid subpoena or a request by a federal, state or local governmental agency, commission or entity in connection with any investigation or to prohibit him from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Occupational Safety and Health Administration or any other federal, state or local government agency, commission or entity charged with the enforcement of any law. Nothing in this Agreement limits his right to discuss the terms and working conditions of employment or to otherwise restrict the exercise of his rights under the National Labor Relations Act; or his right to receive an award for information provided to the Securities and Exchange Commission, the Department of Labor, or any other government agency, commission or entity.

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The General Release does not apply to, any claims for vested benefits under any Company-sponsored 401(k) plan, any claims to require Company to honor its commitments set forth in this Agreement, any claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement, any claims that arise after Executive has signed this Agreement, or any claims for worker’s compensation benefits, any claims for unemployment compensation benefits, and any other claims that cannot be waived by a private agreement.

Mutual Non-Disparagement: The Executive promises not to do or say anything, verbally or in writing, directly or indirectly, to defame, disparage or in any way criticize the personal and/or business reputation, practices or conduct of the Company and each of its present, former and future directors, partners, officers, employees, attorneys, insurers and agents. The Company promises not to do or say anything, verbally or in writing, directly or indirectly, to defame, disparage or in any way criticize the personal and/or business reputation, practices or conduct of the Executive.

Cooperation: The Executive agrees to make himself reasonably available to assist the Company with any investigations, legal claims, or other matters concerning anything related to his employment. Specifically, Executive agrees to make himself reasonably available to the Company upon reasonable notice for interviews and fact investigations, to testify without requiring service of a subpoena or other legal process, and to voluntarily provide the Company any employment-related documents he possesses or controls. “Cooperation” does not mean the Executive must provide information favorable to the Company; it means only that he will upon the Company’s request provide information he possesses or controls. If the Company requests the Executive’s cooperation, it will reimburse him for reasonable time and expenses, provided he submits appropriate documentation.

Legal Advice: The Executive confirms that he had the opportunity to receive independent legal advice regarding this Agreement and has done so or refused to do so of his own volition.

Confidentiality: The Parties mutually agree not to publicly disclose the terms of this Agreement except to the extent that disclosure is required by applicable law, and that the terms of this Agreement are strictly confidential and shall not be divulged or disclosed in any way to any person other than the Executive’s spouse, legal counsel, and/or tax advisor. Should the Executive choose to divulge the terms and conditions of this Agreement to his spouse, legal counsel, and/or tax advisor, the Executive shall ensure that they will be similarly bound to keep this Agreement, and its terms and provisions, confidential. The Executive understands that a breach of this Section by his spouse, legal counsel, and/or tax advisor shall be considered a breach of this Section by the Executive.

6.	Indemnification of Director and Officer Liabilities.

The Company shall continue to indemnify the Executive for acts taken while providing services to the Company (including the transition advisory services under Section 3 hereof), pursuant to the Company’s policies on indemnification applicable to the most senior executive officers of the Company from time to time.

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7.	Legal Fees.

The Company agrees to pay as incurred (within 30 days following the Company’s receipt of an invoice from the Executive), at any time from the date of this Agreement through the Executive’s remaining lifetime or, if longer, through the 20th anniversary of the Separation Date, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus, in each case, interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code, provided that the Executive prevails on the material aspects of any such contest.

8.	Entire Agreement.

This Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof. Any provision of this Agreement, to the extent necessary to carry out the intent of such provision, including without limitation Sections 5, 6, 7 and 8, shall survive the termination of the Executive’s employment, the Continuation Period, and this Agreement. If the Company does not act against the Executive for breach of a provision of this Agreement, the failure to act shall not be interpreted as a waiver of existing or future entitlements of the Company.

9.	Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or the assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The “Company” means the Company as hereinbefore defined and any successor to it business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

10.	Taxes.

Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, any federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

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11.	Code Section 409A

This Agreement is intended to satisfy the requirements for the deferral of compensation under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or an exemption thereunder. All terms used in this Agreement shall be interpreted to the maximum extent possible to satisfy Code section 409A. Notwithstanding anything herein to the contrary, payments provided under this Agreement may be made upon a permissible payment event in a manner that complies with Code section 409A or an applicable exemption. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. Any separate payment or benefit under this Agreement or otherwise that may be excluded from Code section 409A as separation pay, a short-term deferral or any other applicable exemption or provision of Code section 409A shall be excluded from Code section 409A to the maximum extent possible. Notwithstanding anything herein to the contrary, the Company may amend this Agreement without the Executive’s consent to add, alter or remove any provision that the Company deems necessary, appropriate, or advisable to comply with Code section 409A. If there is more than one way to add, alter or remove a provision to comply with Code section 409A, the Company shall have the discretion to choose the alternative it believes to be in the best interest of the Executive and the Company.

12.	Right To Revoke

The Executive represents and agrees that he has read and understands the terms of this Agreement, including the general release of claims as set forth in Section 5, that he had adequate information to make a knowing and voluntary waiver of claims as set forth in Section 5, that he had the opportunity to and was encouraged to consult with legal counsel concerning the provisions of this Agreement, that his decision to sign this Agreement is a free and voluntary act, and that the Company has given him up to twenty-one (21) days to consider this Agreement.

The Executive understands that any changes made to this Agreement before he signs it, whether material or immaterial, will not restart the 21-day consideration period. The Executive further understands and agrees that if he does not return the signed Agreement by the close of business on the 21st day after he receives this Agreement, this Agreement will be automatically revoked by the Company.

The Executive also understands that he may revoke the Agreement within twenty-one (21) days of receiving this Agreement or seven (7) calendar days after the signing of the Agreement, whichever is later. For this revocation to be effective, written notice must be received in accordance with the notice requirements contained within Section 17 of this Agreement no later than the longer of the two dates set forth in the prior sentence.

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13.	Amendment.

This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company.

14.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan (i.e., the location of the Company’s global headquarters), without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

15.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed an original, and the counterparts shall constitute but one and the same instrument. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

16.	Severability.

Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any Section or subpart of any Section in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the Section or subpart of the Section as necessary to make it enforceable and the Section or subpart of the Section shall then be enforceable in its/their narrowed form.

Moreover, each Section or subpart of each Section in this Agreement is independent of and severable (separate) from each other. In the event that any Section or subpart of any Section in this Agreement is determined to be legally invalid, overly broad and/or unenforceable by a court and is not modified by a court to be enforceable, the affected Section or subpart of such Section shall be stricken from the Agreement, and the remaining Sections or subparts of such Sections of this Agreement shall remain in full, force and effect.

17.	Notices.

Any notices required or permitted hereunder shall be addressed to the Company at its corporate headquarters, attention: General Counsel, or to the Executive at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail. Either party may, by notice to the other given in the manner aforesaid, change his or its address for future notices.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Terrence Larkin	November 12, 2025	/s/ Peter W. Quigley	November 12, 2025
Kelly Services, Inc.	(Date)	Peter W. Quigley	(Date)
Terrence Larkin		Executive
Chairman of the Board

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